Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM
Select Medical Holdings Corporation Announces
Appointment of Former U.S. Senate Majority Leader
William H. Frist, M.D. as New Independent Director
MECHANICSBURG, PENNSYLVANIA — May 26, 2010 — Select Medical Holdings Corporation (the “Company”) (NYSE: SEM), the parent of Select Medical Corporation, today announced the appointment of former Senate Majority Leader William H. Frist, M.D., as a new independent director to serve on the Company’s Board of Directors, effective today. Dr. Frist will bring significant new perspectives to the Board along with substantial experience in the medical field and health care industry.
“We are delighted and honored to have Sen. Frist join our Board of Directors,” said Robert A. Ortenzio, the Company’s Chief Executive Officer. “Health care is one of the most important issues in our country today, and we are fortunate to add Dr. Frist’s extensive medical and health care experience and insights to our Board.”
“This is an exciting time to join Select Medical’s Board of Directors” said Dr. Frist. “Given the Company’s tremendous reputation in specialty hospitals and outpatient rehabilitation, it’s in a strong position for robust growth, and I’m looking forward to becoming a part of this ongoing success story.”
Dr. Frist is a board certified heart and lung transplant surgeon, and is consistently recognized among the most influential leaders in American health care. He leads annual medical mission trips to low income countries around the world. Earlier this year, he traveled to Haiti immediately following the tragic earthquake to perform emergency surgery and assist with the medical needs of those injured from the devastating earthquake. He currently serves on the Board of Directors for the Clinton Bush Haiti Fund. In addition, he has worked as a physician in other areas struck by natural disasters, including Hurricane Katrina and the Pacific Ocean tsunami. He also serves on the Board of Directors of Save the Children and as Chairman of the Nashville-based global health organization, Hope Through Healing Hands.
Domestically, Dr. Frist is Vice-chair of First Lady Michelle Obama’s task force on obesity, the Partnership for a Healthier America.
He is currently a partner at Cressey & Company, L.P., a private investment firm focused on health care. He also serves on the boards for such companies as Aegis Sciences Corporation, URS Corporation and the Millennium Challenge Corporation, as well as several other organizations, including the Center for Strategic and International Studies and Africare.

Since leaving the U.S. Senate, Dr. Frist served as the 2007-2008 Distinguished Schultz Professor of Public and International Affairs at Princeton University’s Woodrow Wilson School of Public and International Affairs, has presented on a variety of topics to national health care organizations and has written and contributed to numerous op-eds and articles highlighting such issues as health care reform and the global health crisis. He is currently serving as a Professor of Business and Medicine at Vanderbilt University in Nashville.
Dr. Frist represented Tennessee in the U.S. Senate from 1995 to 2007, where he served on both committees responsible for writing health legislation (Health and Finance). He was elected Majority Leader of the Senate, having served fewer total years in Congress than any person chosen to lead that body in history. His leadership was instrumental in passage of prescription drug legislation and funding to fight HIV at home and globally.
Dr. Frist earned his bachelor’s degree from Princeton University and a medical degree with honors from Harvard Medical School. Previously, he was director of Vanderbilt University Medical Center’s heart and lung transplant program and later founded and became Director of the Vanderbilt Multi-Organ Transplant Center.
Select Medical Corporation is a leading operator of specialty hospitals and outpatient rehabilitation clinics in the United States. As of March 31, 2010, Select Medical Corporation operated 89 long term acute care hospitals and six acute medical rehabilitation hospitals in 25 states, and 959 outpatient rehabilitation clinics in 36 states and the District of Columbia. Select Medical Corporation also provides medical rehabilitation services on a contracted basis to nursing homes, hospitals, assisted living and senior care centers, schools and work sites. Information about Select Medical Corporation is available at http://www.selectmedicalcorp.com.
Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:
•
additional changes in government reimbursement for our services, including changes that will result from the expiration of the moratorium for long term acute care hospitals established by the SCHIP Extension Act of 2007, the American Recovery and Reinvestment Act, and the Patient Protection and Affordable Care Act may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•	the failure of our specialty hospitals to maintain their Medicare certifications as such may cause our net operating revenues and profitability to decline;

•	the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•	a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•	future acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•	private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;

•	the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•	shortages in qualified nurses or therapists could increase our operating costs significantly;

•	competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•	the loss of key members of our management team could significantly disrupt our operations;

•	the effect of claims asserted against us or lack of adequate available insurance could subject us to substantial uninsured liabilities;

•	the ability to refinance our outstanding indebtedness before it comes due;

•	the ability to obtain any necessary or desired waiver or amendment from our lenders may be difficult due to the current uncertainty in the credit markets;

•	the inability to draw funds under our senior secured credit facility because of lender defaults; and

•	other factors discussed from time to time in our filings with the Securities and Exchange Commission, including factors under the heading “Risk Factors” in our annual report on Form 10-K.
Investor inquiries:
Joel T. Veit
Vice President and Treasurer
717-972-1100
ir@selectmedicalcorp.com
SOURCE: Select Medical Holdings Corporation